Exhibit 10.2

Management Warranty Deed

The Warrantors

and

Evolving Systems Holdings Limited

Relating to the Share Purchase

of the entire issued share capital of

Lumata France SAS

Lumata Spain S.L.

Lumata UK Ltd

Lumata Deutschland GmbH

12 August 2017

41 Lothbury

London EC2R 7HF

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

THIS DEED is made on 12 August 2017

BETWEEN:

(1)                                    THE  PERSONS,  whose  names  and  addresses  are  set  out  in  Schedule  1  (each  a “Warrantor” and together the “Warrantors”); and

(2)                                     EVOLVING SYSTEMS HOLDINGS  LIMITED, a company incorporated in England and Wales (registered no. 05272751), whose registered office is at 2nd Floor, 31 Chertsey Street, Guildford, Surrey, England, GU1 4HD (the “Purchaser”).

INTRODUCTION

(A)                                  The Purchaser has agreed to acquire the Shares on the terms set out in the Share Purchase Agreement.

(B)                                  This  Deed  sets  out  the  warranties  given  to  the  Purchaser  by  certain  members  of management in connection with Share Purchase Agreement.

THE PARTIES AGREE as follows:

1.                                         INTERPRETATION

1.1            In this Deed:

“Accounts” means the Audited Accounts and Unaudited Accounts;

“Accounts Standards” means in relation to the accounts of any body corporate, the applicable requirements of Applicable Law, in each case as at the date of the relevant accounts;

“Applicable Law” means (with respect to any person, property, transaction, event or other matter) any law, rule, statute, regulation, instrument, order, judgment, decree, treaty or other requirement having the force of law in any jurisdiction (collectively, the “Law”) relating or applicable to such person, property, transaction, event or other matter;

“Audited Accounts” means in respect of each of Lumata France SAS and Lumata UK Ltd, their respective audited accounts for the financial year ended on the Last Accounting Date, the auditor’s report on those accounts, the director’s report for that year and the notes to those accounts;

“Authority” means any governmental, regulatory or administrative authority in any jurisdiction;

“Business Day” means a day other than a Saturday or Sunday or public holiday in England, Spain, Germany or France;

“Claim” means a claim by the Purchaser under this Deed;

“Companies” means the entities set out in Schedule 1, Part A (Companies’ Details) of the Share Purchase Agreement (each a “Company”) and shall include any Subsidiaries;

“Completion” has the meaning given in the Share Purchase Agreement;

“Computer Hardware” means any  and all computer, telecommunications and network equipment used by the Companies;

“Computer Software” means any and all computer programs in both source and object code form used by the Companies, including all modules, routines and sub routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principals, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any relevant manuals or other documentation and computer generated works;

“Computer Systems” means the Computer Hardware or Computer Software used by the Companies;

“Consideration” has the meaning given in the Share Purchase Agreement;

“Data Room” means the materials and information made available for inspection by the Purchaser and its advisers in the data room virtually held by RRD Venue, as listed in the Data Room Index;

“Data Room Index” means the index of the documents in the Data Room in the agreed form;

“Disclosed” means any fact, matter, event, circumstance or information which is fairly disclosed (that is, in sufficient detail to enable the Purchaser to identify the nature and scope of the matter disclosed):

(a)                          in the Disclosure Letter;

(b)                          in the documents accompanying the Disclosure Letter and listed in the index annexed to the Disclosure Letter;

(c)                           in the Data Room; and

(d)                          in the Transaction Documents;

“Disclosure Letter” means the letter from the Warrantors to the Purchaser in relation to the Warranties having the same date as this Deed;

“Encumbrance” means a mortgage, lien, charge or other encumbrance or other security interest of any kind exercisable by a third party having similar effect;

“Environment” means all or any of the following media, namely air (including air inside buildings and other natural and man made structures above or below ground), water, land (including natural and man made structures) and all living organisms (including humans);

“Environmental Law” means any European Union, national, federal, state or local law concerning the pollution or protection of the Environment;

“Intellectual Property” means patents, trade marks, rights in designs, copyrights and database rights (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Key Employees” means Adhish Kulkarni and Mo Firouzabadian;

“Know-How” means trade secrets, confidential information, know-how, technical or commercial knowledge and manufacturing or business processes, methods and procedures;

“Last Accounting Date” means 31 December 2016;

“Leases” means all leases (including underleases) under which the Properties are held and

“Lease” means any one of them.

“Locked Box Accounts” means the unaudited balance sheet of each Company as at the Locked Box Date in the agreed form;

“Locked Box Date” means 30 April 2017;

“Lumata Holdings” means Lumata Holdings Limited, a company incorporated in England and Wales with company number 08425332;

“Material Contracts” means those contracts listed in Schedule 6;

“Notice” has the meaning given in clause 7.1;

“Open Source Materials” means any publicly available software or material that contains or is derived from, or is distributed or licensed:

(a)                          as free or libre software;

(b)                          as open source software; or

(c)                           under a licensing or distribution arrangement similar to (a) or (b) (including (but not limited to) the GNU General Public License (GPL), GNU Lesser General  Public Licence (LGPL), Mozilla Public License, the Artistic License, the Netscape Public License, the Apache License and the Sun Community Source License (SCSL) and the Sun Industry Standards License).

“Pension Scheme(s)” means the defined contribution pension arrangement operated by Lumata UK Ltd and the defined benefit scheme operated by Lumata France SAS, details of which are Disclosed in folder 3.4 of the Data Room;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Planning and Compensation Act 1991 and all other statutes containing provisions relating to town and country planning;

“Properties means the leasehold properties listed in Schedule 5;

“Purchaser’s Group Undertaking” means any of the Purchaser, its subsidiary undertakings and parent undertakings and the subsidiary undertakings of any such parent undertakings (and, for the avoidance of doubt, includes the Companies following Completion);

“Related Person” has the meaning given to in the Share Purchase Agreement;

“Relevant Proportion” means, in respect of each Warrantor, a fraction (i) the numerator of which is the proportion set out against such Warrantor’s name in paragraph 1.2 of Schedule 3; and (ii) the denominator of which is the aggregate of the proportions set out in paragraph 1.2 of Schedule 3 against the names of each of the Warrantors against whom a Claim is made;

“Sales Tax” means any Tax on sales or turnover;

“Seller” has the meaning given in the Share Purchase Agreement;

“Share Purchase Agreement” means the share purchase agreement between the Seller and the Purchaser relating to the sale of the Shares to the Purchaser entered into on or around the date of this Deed;

“Shares” means all the issued shares of the Companies, details of which are set out in Schedule 1, Part B (Companies’ Shares) of the Share Purchase Agreement;

“Subsidiary” means a subsidiary of any Company as listed in Schedule 4;

“Sum Recovered” has the meaning given in paragraph 5.2 of Schedule 3;

“Tax” means any form of taxation, including, without limitation, any social security or other similar payments, payable  or required  to  be remitted to, or imposed, levied, collected, assessed by or payable to any Tax Authority in any jurisdiction;

“Tax Authority” means any Authority competent to impose Tax;

“Tax Claim” means a claim by the Purchaser against the Warrantors for breach of any of the Tax Warranties.

“Tax Warranties” means the warranties set out in paragraph 22 of Schedule 2 and “Tax Warranty” means any one of them.

“Transaction” has the meaning given to it in the Share Purchase Agreement;

“Transaction Documents” has the meaning given in the Share Purchase Agreement;

“Transfer Tax” means any stamp duty or ad valorem charge in the nature of a duty or impost, and stamp duty land tax.

“TUPE Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 1981 (SI 1981/1794) and/or, as the case may be, the Transfer of Undertakings (Protection of Employment) Regulations 2006 (SI 2006/246).

“Unaudited Accounts” means in respect of each of Lumata Spain S.L. and Lumata Deutschland GmbH, their respective unaudited statutory accounts for the financial year ended on the Last Accounting Date, the director’s report for that year (if any) and the notes to those accounts (if any);

“Warranty” means a statement contained in Schedule 2;

“Warrantor Associate” means a Related Person, as defined in the Share Purchase Agreement; and

“Working Time Regulations” means the Working Time Regulations 1998 (SI 1998/1833).

1.2                                  In this Deed, a reference to:

(a)                          a “subsidiary undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Companies Act 2006. A subsidiary undertaking shall include any person the shares or ownership interests in which are subject to security and where the legal title to the shares or ownership interests so secured are registered in the name of the secured party or its nominee pursuant to such security;

(b)                          liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

(c)                           a party being liable to another party, or to liability, includes, but is not limited to, any liability in equity, contract or tort (including negligence) or under the Misrepresentation Act 1967;

(d)                          a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

(e)                           a statutory provision includes a reference to the statutory provision as modified or re- enacted or both from time to time before the date of this Deed and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Deed;

(f)                            a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

(g)                           a person includes a reference to that person legal personal representatives, successors and permitted assigns;

(h)                          a “party” includes a reference to that party’s successors and permitted assigns;

(i)                              a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Deed;

(j)                             any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and

(k)                          times of the day is to London time.

1.3                                  The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4                                  The headings in this Deed do not affect the interpretation of this Deed.

1.5                                  Where the value of the Claim is expressed in a currency other than Euros and it is necessary to determine whether a monetary limit or threshold referred to in Schedule 3 has been reached or exceeded, the value of that Claim shall be translated into Euros at the closing spot rate on the date on which the Claim is settled by the Warrantors.

1.6                                  Where any Warranty is qualified by reference to materiality (including, but not limited to, the phrases “in all material respects” and “material adverse effect”), such reference shall, unless specified to the contrary, be construed as a reference to materiality in the context of the business of the Companies taken as a whole.

1.7                                  A reference in this Deed to awareness, means, in respect of a particular matter, the actual knowledge of the Warrantors as at the date of this Deed having made enquiry of each other and no person shall be required to make any enquiry of any other person nor shall any other person be deemed to have the knowledge of any matter not within the actual knowledge of Warrantors.

2.                                         CONDITIONS

This Deed shall only become effective upon, and subject to, Completion having occurred. If the Share Purchase Agreement is terminated for any reason, then this Deed shall automatically and immediately terminate and cease to have effect and the Warrantors shall have no liability under or in connection with this Deed.

3.                                         WARRANTIES

3.1                                  The Warrantors severally (and not jointly or jointly and severally) warrant to the Purchaser in the terms of the Warranties which shall be deemed to have been given as at the date of this Deed.

3.2                                  Each Warranty is given subject to the matters Disclosed and to the limitations and exclusions of this Deed.

3.3                                  In respect of each Warrantor other than Lumata Holdings, the Warranties are given solely on the basis of such Warrantor’s actual awareness at the date of this Deed.

3.4                                  The Warrantors’ liability for Claims shall be limited or excluded, as the case may be, as set out in Schedule 3 but provided always that notwithstanding any other provision in this Deed, the provisions of this clause 3.4 and Schedule 3 shall not apply to any Claim made against a Warrantor to the extent that the Claim (or the delay in the discovery of it) is the consequence of or is increased as a consequence of any fraud or wilful concealment on the part of that Warrantor.

3.5                                  The only Warranties given in respect of Tax matters are the Tax Warranties and no Claim shall be made in respect of any Tax matter other than a Tax Claim.

3.6                                  The Warrantors acknowledge and agree that, in the absence of fraud, dishonesty or wilful concealment, they have no rights against and may not make any claim against any of the Companies or any of their employees, directors, agents, officers or advisers or any of their Related Persons on whom they may have relied before agreeing to any term of, or entering into this Deed.

4.                                         GENERAL

4.1                                  A variation of this Deed is valid only if it is in writing and signed by or on behalf of the Purchaser and each of the Warrantors.

4.2                                  Any payment made by a Warrantor to the Purchaser in respect of a Claim shall be treated by the Purchaser and the Seller as a reduction of the Consideration received by the Seller pursuant to the Share Purchase Agreement.

4.3                                  Save as otherwise provided herein, any payment to be made by any party under this Deed shall be made in full without any set off, restriction, condition or deduction for or on account of any counterclaim.

4.4                                  The liability of each of the Warrantors under this Deed is several, not joint and not joint and several and no Warrantor shall have any liability for any act or omission of any other Warrantor.

4.5                                  If any provision of this Deed is held to be invalid or unenforceable by any judicial or other competent authority, all other provisions of this Deed will remain in full force and effect and will not in any way be impaired.

4.6                                  If any provision of this Deed is held to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with the minimum modifications necessary to make it valid and enforceable.

4.7                                  A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

5.                                         ENTIRE AGREEMENT

5.1                                  This Deed and the relevant Transaction Documents constitute the whole agreement between the Parties relating to the Transaction to the exclusion of any terms implied in law that may be excluded by contract. They supersede and extinguish any and all prior discussions, correspondence, negotiations, drafts, arrangements, understandings or agreements relating to the Transaction.

5.2                                  Each Party agrees and acknowledges that:

(a)                          it is entering into the Transaction Documents in reliance solely on the statements made or incorporated in them;

(b)                          it is not relying on any other statement, representation, warranty, assurance or undertaking made or given by any person, in writing or otherwise, at any time prior to the date of this Deed (“Pre-Contractual Statement”);

(c)                           except as expressly provided in this Deed, it is entering into this Deed solely in reliance on its own commercial assessment and investigation and advice from its own professional advisers; and

(d)                          the other Parties are entering into this Deed in reliance on the acknowledgements given in this Clause 5.2.

5.3                                  No Party shall have any liability whatsoever for any Pre-Contractual Statement, whether in contract, in tort, under the Misrepresentation Act 1967 or otherwise.

5.4                                  It is agreed that the only liability of any Party in respect of those statements, representations, warranties, assurances and undertakings made or given by it and set out or incorporated in this Deed shall be for breach of contract.

5.5                                  This entire agreement clause does not limit or exclude any liability for fraud.

6.                                         ASSIGNMENT

6.1                                  Except as provided in this clause 6.1, no Party may assign, hold on trust, transfer, charge or otherwise deal with all or any part of its rights or obligations under this Deed without the prior written consent of the other Party, provided that:

(a)                          this Deed and the benefits arising under it may be assigned in whole or in the part by the Purchaser to any member of the Purchaser’s Group to whom the Purchaser transfers any of the Shares (provided that if such assignee ceases to be a member of the Purchaser’s Group, this Deed and the benefits arising under it shall automatically transfer back to the Purchaser immediately prior to such cessation); and

(b)                          this Deed and the benefits arising under it may be assigned or charged in whole or in part by the Purchaser to its financial lenders or banks as security for any financing or refinancing or other banking or related facilities in respect of or in connection with any transactions contemplated by this Deed and such benefits may further be assigned to any other financial institution by way of security for the borrowings made under such Deed or to any person entitled to enforce any such security.

6.2                                  In the case of an assignment pursuant to clause 6.1, the liability of any Party to such an assignee shall not be greater than it would have been had such assignment not taken place, and all the rights, benefits and protections afforded to a Party shall continue to apply to the benefit of that Party as against the assignee as they would have applied as against the assigning Party.

6.3                                  Any purported assignment, declaration of trust, transfer, sub-contracting, delegation, charging or dealing in contravention of clause 6 is ineffective.

7.                                         NOTICES

7.1                                  A notice or other communication under or in connection with this Deed (a “Notice”) shall be:

(a)                          in writing;

(b)                          in the English language; and

(c)                           delivered personally or sent by first class post pre paid recorded delivery (and air mail if overseas) to the party due to receive the Notice to:

(i)                               in the case of the Purchaser, the address set out at the beginning of this Deed, marked for the attention of the Directors and copied to Evolving Systems Limited, 9777 Pyramid Court, Suite 100, Englewood, CO 80122 (marked for the attention of the Directors);

(ii)                            in the case of a Warrantor, to the address set out in Schedule 1; or

(iii)                         another address or person specified by that party by not less than 7 days’ written notice to the other parties received before the Notice was despatched.

7.2                                  Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a)                          delivered personally, when left at the address referred to in clause 7.1(c);

(b)                          sent by mail, except air mail, two Business Days after posting it; or

(c)                           sent by air mail, six Business Days after posting it.

8.                                         GOVERNING LAW AND JURISDICTION

8.1                                  This Deed and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Deed) are governed by and shall be construed in accordance with the laws of England and Wales.

8.2                                  The Parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Deed or the negotiation of the transaction contemplated by this Deed).

9.                                         COUNTERPARTS

9.1                                  This Deed may be executed in any number of counterparts, but shall not be effective until each Party has executed and delivered at least one counterpart. Each counterpart constitutes an original, and all the counterparts together constitute one and the same agreement. If this Deed is executed in duplicate, each duplicate constitutes an original.

EXECUTED as a DEED by:
TOM BUEHLMANN

in the presence of:
Signature of witness	/s/ David Lindsay

Name of witness	David Lindsay

Address of witness	Northwick Terrace
London NW8 8HU

EXECUTED as a DEED by:
DAVID LINDSAY	/s/ David Lindsay

in the presence of:
Signature of witness	/s/ Tom Buehlmann

Name of witness	Tom Buehlmann

Address of witness	Newark

EXECUTED as a DEED by:
LUMATA HOLDINGS LIMITED

acting by	Matt Spetzler

in the presence of:

Signature of witness		/s/ Alistair Renton

Name of witness		Alistair Renton

Address of witness		41 Lothbury, London
EC2R 7HF
Trainee Solicitor

EXECUTED as a DEED by:
ADHISH KULKARNI

in the presence of:

Signature of witness	/s/ M. Firouzabadian

Name of witness	M. Firouzabadian

Address of witness	43 Ossian Road
London

EXECUTED as a DEED by:
MO FIROUZABADIAN	/s/ Mo Firouzabadian

in the presence of:

Signature of witness	/s/ David Lindsay

Name of witness	David Lindsay

Address of witness	47 Clifton Court
London, NW8 8HU

EXECUTED as a DEED by:	)
Evolving Systems Holdings Limited	)
acting by Thomas Thekkethala, CEO	)	Authorised Signatory

in the presence of:

Signature of witness		/s/ Lisa Joseph

Name of witness		Lisa Joseph

Address of witness		7 Rosewood Lane
Denville, NJ 07834